Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 27, 2024, with respect to the consolidated financial statements of Chemomab Therapeutics Ltd., incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Somekh Chaikin

Member Firm of KPMG International

Tel Aviv, Israel
December 2, 2024